Exhibit 99.1

NEWS RELEASE

Contacts:            Bob Halliday

Chief Financial Officer

978.282.7597

bob.halliday@vsea.com

or

Mary Wright

Director, Investor Relations

978.282.5859

mary.wright@vsea.com

Varian Semiconductor Equipment Associates Reports

Fiscal 2004 Third Quarter Results

GLOUCESTER, MA, July 29, 2004 – Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) today announced results for its fiscal 2004 third quarter ended July 2, 2004.

Revenue for the third quarter of fiscal 2004 totaled $146.1 million, compared to revenue of $82.8 million for the same period a year ago. The Company recorded net income of $19.3 million, or $0.52 per diluted share during the third quarter of fiscal 2004, compared to net income of $1.4 million, or $0.04 per diluted share for the same period a year ago. Gross margin for the third quarter of fiscal 2004 was 46 percent, compared to 44 percent for the same period a year ago.

Richard A. Aurelio, Varian Semiconductor’s chairman and chief executive officer, said, “Over the last two quarters, we have seen a significant increase in the rate of acceptance of single wafer high current tools. We expect to ship our 100th single wafer high current tool in August.”

Robert J. Halliday, chief financial officer, provided forward guidance, “We currently expect revenue for the fourth quarter of fiscal 2004 to be between $147 and $157 million and gross margin as a percentage of revenue to be in the mid to high 40’s. Earnings per share is anticipated to range from $0.58 to $0.66 per diluted share.”

Halliday further added, “For the first nine months of fiscal 2004, each dollar of incremental revenue contributed $0.43 to operating profit when compared to the same period a year ago.”

– more –

VSEA Announces FY 2004 Q3 Results	Page 2	July 29, 2004

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss the Company’s operating results and outlook. Access to the call is available through the investor relations page on the Company’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor

Varian Semiconductor Equipment Associates, Inc. is a leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in the Company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, the Company’s guidance for fourth quarter fiscal 2004 revenue, gross margin and earnings per share, market share, competitive position, expected fourth quarter product shipments, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; the Company’s dependence on a small number of customers; the Company’s ability to manage factory operations and efficiently use resources; fluctuations in the Company’s quarterly operating results; the Company’s transition to new products; uncertain protection of the Company’s patent and other proprietary rights; concentration in the Company’s customer base and lengthy sales cycles; the Company’s reliance on a limited group of suppliers; potential environmental liabilities; the Company’s dependence on certain key personnel; the Company’s limited operating history; and the risk of substantial indemnification obligations under the agreements governing the spin-off of the Company from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in other reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of the forward-looking statements after the date of this release.

– more –

VSEA Announces FY 2004 Q3 Results	Page 3	July 29, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
Revenue
Product	$127,059	$62,968	$322,866	$219,052
Service	16,727	17,488	46,297	51,891
Royalty	2,349	2,295	6,141	6,716

Total revenue	146,135	82,751	375,304	277,659
Cost of revenue	79,185	46,172	208,277	163,934

Gross profit	66,950	36,579	167,027	113,725

Operating expenses
Research and development	17,497	15,644	50,720	43,623
Marketing, general and administrative	21,737	18,287	62,556	56,991
Restructuring costs	—	1,138	—	1,296

Total operating expenses	39,234	35,069	113,276	101,910

Operating income	27,716	1,510	53,751	11,815
Interest income, net	1,010	905	2,770	3,132
Other expense, net	(386)	(266)	(498)	(401)

Income before income taxes	28,340	2,149	56,023	14,546

Provision for income taxes	9,069	708	17,927	4,800

Net income	$19,271	$1,441	$38,096	$9,746

Weighted average shares outstanding – basic	36,314	34,199	35,984	34,085
Weighted average shares outstanding – diluted	37,054	35,018	36,963	34,920
Net income per share – basic	$0.53	$0.04	$1.06	$0.29
Net income per share – diluted	$0.52	$0.04	$1.03	$0.28

– more –

VSEA Announces FY 2004 Q3 Results	Page 4	July 29, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 2, 2004	October 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$231,619	$310,481
Short-term investments	166,597	40,021
Accounts receivable, net	101,158	63,048
Inventories	91,478	59,228
Deferred income taxes	28,721	28,486
Other current assets	16,174	19,906

Total current assets	635,747	521,170
Property, plant and equipment, net	51,272	47,013
Other assets	15,041	15,351

Total assets	$702,060	$583,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$4,252	$5,805
Accounts payable	35,951	22,530
Accrued expenses	41,869	36,086
Product warranty	7,263	7,684
Deferred revenue	48,911	23,392

Total current liabilities	138,246	95,497
Long-term accrued expenses	4,995	5,198
Deferred income taxes	4,321	4,321
Long-term debt	4,262	4,551

Total liabilities	151,824	109,567

Stockholders’ equity
Common stock	364	350
Capital in excess of par value	329,481	290,443
Retained earnings	221,308	183,212
Deferred compensation	(109)	—
Accumulated other comprehensive loss	(808)	(38)

Total stockholders’ equity	550,236	473,967

Total liabilities and stockholders’ equity	$702,060	$583,534

# # #